Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D, dated December 23, 2019, with respect to the common stock, par value $0.01 per share, of Central Federal Corporation, a Delaware corporation, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: December 23, 2019

CASTLE CREEK CAPITAL PARTNERS VII, LP

By:	/s/ John M. Eggemeyer
Name:	John M. Eggemeyer
Title:	Managing Principal

CASTLE CREEK CAPITAL VII LLC

By:	/s/ John M. Eggemeyer
Name:	John M. Eggemeyer
Title:	Managing Principal

JOHN M. EGGEMEYER

By:	/s/ John M. Eggemeyer

JOHN T. PIETRZAK

By:	/s/ John T. Pietrzak

SIGNATURE PAGE TO JOINT FILING AGREEMENT (CENTRAL FEDERAL CORPORATION)